SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g)of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 0-14754
                                                 -------


                         ELECTRIC & GAS TECHNOLOGY, INC.
                      -------------------------------------
             (Exact name of registrant as specified in its charter)


           3233 West Kingsley Road, Garland, Texas 75041 (972)840-3223
            ---------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, $.01 par value
                          -----------------------------
            (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [ ]                Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(1)(ii)   [X]                Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(i)    [ ]                Rule 12h-3(b)(2)(ii)   [ ]
Rule 12g-4(a)(2)(ii)   [ ]                Rule 15d-6             [ ]
Rule 12h-3(b)(1)(i)    [ ]

Approximate  number of holders of record as of the certification or notice date:
450

Pursuant to the requirements of the Securities Exchange Act of 1934, Electric & Gas Technology, Inc. has caused this Certification and Notice to be signed on its behalf by the undersigned duly authorized person.

                                    Electric & Gas Technology, Inc.

Date: November 14, 2007.            By: /s/Daniel Zimmerman
                                       --------------------------------
                                       Daniel Zimmerman, CEO